Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of April 20, 2012, is made by and between TransDigm Group Incorporated, a Delaware corporation (the “Company”), and James Skulina (the “Executive”).

RECITALS:

WHEREAS, the Executive holds the position of Executive Vice President of the Company; and

WHEREAS, the parties would like to enter into an employment agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” shall have the meaning set forth in Section 4(a).

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean either of the following: (i) the repeated failure by the Executive, after written notice from the Board, substantially to perform his material duties and responsibilities as an officer or employee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), or (ii) any willful misconduct by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries.

(d) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as may be amended from time to time.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a Section of the Code includes all rulings, regulations, notices, announcements, decisions, orders and other pronouncements that are issued by the United States Department of the Treasury, the Internal Revenue Service, or any court of competent jurisdiction that are lawful and pertinent to the interpretation, application or effectiveness of such Section.

(f) “Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

(g) “Company” shall have the meaning set forth in the preamble hereto.

(h) “Compensation Committee” shall mean the Compensation Committee of the Board whose members shall be appointed by the Board from time to time.

(i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by reason of his death, the date of his death, and (ii) if the Executive’s employment is terminated pursuant to Sections 5(a)(ii)—(vi), the date specified in the Notice of Termination.

(j) “Disability” shall mean the Executive’s absence from employment with the Company due to: (i) his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) such medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and for which the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

(k) “Effective Date” shall mean the date of this Agreement.

(l) “Equity Compensation Agreements” shall mean any written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under any option plan adopted or maintained by the Company for employees generally, and any management deferred compensation or similar plans of the Company.

(m) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(n) “Executive” shall have the meaning set forth in the preamble hereto.

(o) “Good Reason” shall mean the occurrence of any of the following: (i) a material diminution in the Executive’s title, duties or responsibilities, without his prior written consent, or (ii) a reduction of the Executive’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his prior written consent, (iii) the Company requires the Executive, without his prior written consent, to be based at any office or location that requires a relocation greater than 30 miles from Cleveland, Ohio, or (iv) any material breach of this Agreement by the Company.

(p) “Notice of Termination” shall have the a meaning set forth in Section 5(b).

(q) “Payment Period” shall have the meaning set forth in Section 6(b)(i).

(r) “Specified Employee” shall have the meaning set forth in Code Section 409A

(s) “Term” shall have the meaning set forth in Section 2.

2. Employment. The Company shall employ the Executive, for the period set forth in this Section 2, in the position(s) set forth in Section 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on October 1, 2017 unless earlier terminated as provided in Section 5; provided, however, that unless so earlier terminated or unless the Executive or the Company shall give written notice to the other of his or its intention not to renew this Agreement no less than sixty days prior to the scheduled expiration thereof, upon October 1, 2017, this Agreement shall automatically be renewed for an additional two year period.

3. Position and Duties. During the Term, the Executive shall serve as Executive Vice President of each of the Company and its subsidiary, TransDigm, Inc. (“TransDigm”), with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer. During the Term, the Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and TransDigm; provided, that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, and (ii) manage his personal investments, so long as none of such activities significantly interferes with the Executive’s duties hereunder.

4. Compensation and Related Matters.

(a) Annual Base Salary. During the Term (commencing as of the first pay period following the date of this Agreement), the Executive shall receive a base salary at a rate that is no less than $310,000 per annum payable in accordance with the Company’s normal payroll practices, which shall be reviewed by the Compensation Committee on or prior to each anniversary of the Effective Date during the Term and may be increased, but not decreased, upon such review (the “Annual Base Salary”).

(b) Bonus. For each fiscal year during the Term, the Executive shall be eligible to participate in the Company’s annual cash bonus plan in accordance with terms and provisions which shall be consistent with the Company’s executive bonus policy in effect as of the date hereof. The Executive’s target bonus for calendar year 2012 and thereafter will be 65% of his Annual Base Salary.

(c) Non-Qualified Deferred Compensation. During the Term, the Executive shall be eligible to participate in any non-qualified deferred compensation plan or program (if any) offered by the Company to its executives.

(d) Long Term Incentive Compensation. During the Term, the Executive shall be entitled to participate in the Option Plan or any successor plan thereto.

(e) Benefits. During the Term, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Compensation Committee, hereafter) in effect which are applicable to the senior officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).

(f) Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be reimbursed for all expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.

(g) Vacation. The Executive shall be entitled to an amount of annual vacation days, and to compensation in respect of earned but unused vacation days in accordance with the Company’s vacation policy as in effect as of the Effective Date. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date.

(h) Automobile. During the Term, the Company shall provide the Executive with an annual automobile allowance at a rate determined by the Chief Executive Officer and generally consistent with allowance currently granted to the Executive.

(i) Club Membership. During the Term, the Company shall pay on behalf of the Executive, or reimburse the Executive for, annual membership fees payable in connection with the Executive’s membership in one country club of the Executive’s choice.

5. Termination.

(a) The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances and in accordance with subsection (b):

(i) Death. The Executive’s employment hereunder shall terminate upon his death.

(ii) Disability. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within such 30 day period the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the 90th day following the date of the Notice of Termination.

(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause.

(iv) Resignation for Good Reason. The Executive may terminate his employment hereunder for Good Reason.

(v) Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause.

(vi) Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Board or the Executive to the other indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 90 days following the date of such notice (a “Notice of Termination”). In the event of Termination for Cause pursuant to Section 5(a)(iii), the Executive shall have the right, if the basis for such Cause is curable, to cure the same within 15 days following the Notice of Termination for Cause, and Cause shall not be deemed to exist if the Executive cures the event giving rise to Cause within such 15 day period. In the event of Termination by the Executive for Good Reason pursuant to Section 5(a)(iv), the Company shall have the right, if the basis for such Good Reason is curable, to cure the same within 15 days following the Notice of Termination for Good Reason, and Good Reason shall not be deemed to exist if the Company cures the event giving rise to Good Reason within such 15 day period. The Executive shall continue to receive his Annual Base Salary, annual bonus and all other compensation and perquisites referenced in Section 4 through the Date of Termination.

6. Severance Payments.

(a) Termination for any Reason. In the event the Executive’s employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive in accordance with the Company’s expense reimbursement policy and an amount equal to compensation for accrued but unused sick days and vacation days. The Executive shall also be entitled to accrued, vested benefits under the

Company’s benefit plans and programs as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.

(b) Termination without Cause, Resignation for Good Reason or Termination by Reason of Death or Disability. Subject to Sections 6(c) and (d) and the restrictions contained herein, in the event of the Executive’s Termination without Cause (pursuant to Section 5(a)(v)), Resignation for Good Reason (pursuant to Section 5(a)(iv)) or termination by reason of death or Disability (pursuant to Section 5(a)(i) or (ii), respectively), the Company shall pay to the Executive the amounts described in subsection (a). In addition, subject to Section 6(c) and (d) and the restrictions contained herein, the Company shall do all of the following:

(i) The Company shall pay to the Executive (or his beneficiary in the event of his death) an amount equal to the “Severance Amount” described below. For purposes of this Agreement the Severance Amount is equal to the sum of:

(A) 1.0 times his Annual Base Salary, and

(B) 1.0 times the greater of (I) the total of all bonuses paid (or payable) to executive in respect of the fiscal year ending immediately prior to the Date of Termination, excluding any bonuses that are extraordinary in nature (e.g., a transaction related bonus) or (II) the target bonuses for the fiscal year in which the Date of Termination falls, determined in accordance with the Company’s bonus program or programs, if any.

The Severance Amount as so determined shall be payable to the Executive (or his beneficiary) in substantially equal installments of the 12 month period following the Date of Termination (the “Payment Period”) in accordance with the Company’s regular payroll practices;

(ii) The Company shall offer to the Executive continuation of any health plan coverage of the Executive in accordance with the requirements of applicable law (e.g. COBRA coverage), at a monthly cost to the Executive that is not greater than the monthly cost that the Executive is being charged for such coverage or coverages as of the Date of Termination. The Company may require the Executive to complete and file any election forms that are generally required of other employees to obtain COBRA coverage; and the Executive’s COBRA coverage may be terminable in accordance with applicable law;

(iii) During each month in the Payment Period, the Company shall pay to the Executive an amount equal to one-twelfth ( 1/12) of the annual automobile allowance that is in effect under Section 4(h) as of the Date of Termination; and

(iv) During each month in the Payment Period, the Company shall reimburse the Executive for any membership fees in a country club that the Executive is obligated. to pay for such month, in an amount not to exceed one-twelfth ( 1/12) of the annual membership fees that the Executive is entitled to have reimbursed under Section 4(i) as of the Date of Termination. The Executive shall apply for reimbursement by not later than the last day of the second calendar year following the date the expenses were incurred; and any reimbursement that is due hereunder shall be paid to the Executive within 60 days of his application for the reimbursement.

(c) Benefits Provided Upon Termination of Employment. If the Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, the Executive shall nevertheless be entitled to receive all of the payments and benefits that the Executive is entitled to receive under this Agreement on account of his termination of employment. However, the payments and benefits that the Executive is entitled to under this Agreement shall not be provided to the Executive until such time as the Executive has incurred a “separation from services” within the meaning of Code Section 409A.

(d) Payments on Account of Termination to a Specified Employee. Notwithstanding the foregoing provisions of Sections 6(a) or 6(b), in the event that the Executive is determined to be a Specified Employee at the time of his termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that a payment, reimbursement or benefit under Section 6(b) is considered to provide for a “deferral of compensation” (as determined under Code Section 409A), then such payment, reimbursement or benefit shall not be paid or provided until six months after the Executive’s separation from service, or his death, whichever occurs first. Any payments, reimbursements or benefits that are withheld under this provision for the first six months shall be payable in a lump sum on the 181st day after such termination of employment (or, if later, separation from service). The restrictions in this Section 6(d) shall be interpreted and applied solely to the minimum extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). Accordingly, payments, benefits or reimbursements under Section 6(B) or any other part of this Agreement may nevertheless be provided to Executive with the six-month period following the date of Executive’s termination of employment under this Agreement (or, if later, his “separation from service” under Code Section 409A), to the extent that it would nevertheless be permissible to do so under Code Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 409A because those payments, reimbursements or benefits are (i) described in Treasury Regulations Section 1.409A-1(b)(9)(iii) (i.e., payments within the limitations therein that are being made on account of an involuntary termination or termination for good reason, within the meaning of the Treasury Regulations), or (ii) benefits described in Treasury Regulations Section 1.409A-1(b)(9)(v) (e.g. health care benefits).

7. Competition; Nonsolicitation.

(a) During the Term and, following any termination of Executive’s employment, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall not, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than 5% of the relevant entity’s net revenue and a proportionate share of its operating income) which competes with any business of the Company or any entity owned by it anywhere in the world; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.

(b) During the Term and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the twelve-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.

(c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

8. Nondisclosure of Proprietary Information.

(a) Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

9. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

10. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

11. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

12. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the Sta te of Ohio.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a) If to the Company, to:

TransDigm Group Incorporated

The Tower at Erieview

1301 E. 9th Street, Suite 3000

Cleveland, Ohio 44114

Attention: W. Nicholas Howley, CEO and Chairman

(b) If to the Executive, to him at the address set forth below under his signature;

or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 14.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

16. Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the Equity Compensation Agreements are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

17. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Executive Officer. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

18. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 or 8 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond; and provided further, that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

20. Indemnification and Insurance; Legal Expenses. During the Term and so long as the Executive has not breached any of his obligations set forth in Sections 7 and 8, the Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement). The Company covenants to maintain during the Term for the benefit of the Executive (in his capacity as an officer and director of the Company) Directors and Officers Insurance providing customary benefits to the Executive.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TRANSDIGM GROUP INCORPORATED

By:	/s/ W. Nicholas Howley
Name: W. Nicholas Howley
Title: Chief Executive Officer

EXECUTIVE

/s/ James Skulina
James Skulina